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CONTACTS:      Jeffrey T. Cook                     For media inquiries:
               President and CEO                   Stephen Davis
               Penford Corporation                 MWW/Savitt
               425-462-6000                        206-505-8380
               jcook@penx.com                      sdavis@mww.com


                                                   FOR IMMEDIATE RELEASE


       PENFORD CORPORATION AND CARGILL TO FORM $200 MILLION JOINT VENTURE
                     COMBINING INDUSTRIAL STARCH BUSINESSES

BELLEVUE, WASH., AND MINNEAPOLIS, JAN. 17, 2001 - Penford Corporation (Nasdaq:
PENX) and Cargill today announced their intent to form a joint venture combining their industrial starch businesses in North America. The companies will create an enhanced specialty-starch ingredient manufacturing and distribution business, with estimated annual sales of about $200 million focusing primarily on the paper and textile industries. The joint venture is anticipated to generate significant cost-efficiencies.

The joint venture will combine Cargill's operations know-how, broad resource base, and reputation for quality and integrity with Penford's capabilities in research and development, natural science technology, and customer service. The joint venture also combines two highly-talented workforces known throughout the industry for technical knowledge, depth of experience and problem-solving skills. Terms were not disclosed and any final agreement is subject to various approvals.

The companies anticipate creating a limited liability corporation (LLC) with Penford as managing partner. The joint venture is expected to create multiple plant efficiencies by utilizing both companies' Cedar Rapids industrial starch facilities, as well as a Cargill facility in Memphis. An additional Cargill site in Dayton, Ohio, will discontinue industrial starch operations.

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PENFORD CORPORATION AND CARGILL TO FORM $200 MILLION JOINT VENTURE COMBINING
INDUSTRIAL STARCH BUSINESSES, PAGE 2

"Joining forces with Cargill is in line with Penford's vision and commitment to be a leading research-driven, natural science company that develops and delivers value-added ingredient systems to our customers, in this case, our industrial customers in North America," said Jeffrey Cook, CEO of Penford. "Our relationship with Cargill solidly positions us to deliver customized solutions to our industrial customers like never before, while combining the strength and experience of both companies' employees."

"The joint venture allows both companies to combine their intellectual assets to develop new products," said Cargill Corporate Vice President Mike Urbanic. "It creates a strong financial entity, while providing leading-edge processing capabilities for the benefit of customers, giving them an exciting competitive advantage."

Specialty industrial starches are primarily derived from corn and used in such products as paper and cardboard. Penford's natural-based polymer systems lower costs across virtually every phase and grade of papermaking while making the paper stronger, smoother and enhancing its surface properties to better hold ink. In addition, Penford's specialty starches retain more fiber in the paper, allowing for reduced sewage treatment, making the manufacturing process cleaner.

Penford and its predecessor companies have been producing starch for the industrial market since the early 1940s, while Cargill has been in the business since acquiring their Cedar Rapids corn milling facility in 1967.

"By combining our operations, we can establish long-term reliability, increased global supply and a broader product mix to customers of both companies," said Gregory Keeley, president of Penford 's Industrial Ingredients business. "Furthermore, the additional plant locations will mean more reliable supplies and reduced transportation costs for our customers to help them operate more successfully."

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PENFORD CORPORATION AND CARGILL TO FORM $200 MILLION JOINT VENTURE COMBINING
INDUSTRIAL STARCH BUSINESSES, PAGE 3

"Cargill brings core competencies to this JV in such key areas as plant management, information technology and risk management," said Creager Simpson, president of Cargill's North America Industrial Starch business unit. "Combined with Penford 's strengths in product development and customer service, this venture has the potential to become the premier industrial starch producer in North America." Though the joint venture is expected to achieve some administrative and management efficiencies, specific staffing levels are still being formulated.

ABOUT PENFORD

Seattle-based Penford (www.penx.com) develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products.

ABOUT CARGILL

Minneapolis-based Cargill (www.cargill.com) is an international marketer, processor and distributor of agricultural, food, financial and industrial products and services with 85,000 employees in 60 countries. The company provides distinctive customer solutions in supply chain management, food applications and health and nutrition

This report contains forward-looking statements concerning the performance and results of Penford. There are a variety of factors which could cause actual events or results to differ materially from those projected in the forward-looking statements, including, without limitation, the possibility that the joint venture will not be finalized because of the inability of the parties to reach final agreement, regulatory or other concerns, the failure of the joint venture to achieve anticipated synergies and cost savings, competition, the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the joint venture's products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; or other unforeseen developments in the industries in which the joint venture operates. Accordingly, there can be no assurance that future activities or results will be as anticipated.

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